UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Siriusdreef 30-36, 2132 WT Hoofddorp,  The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code +31 23 56 99 842

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Part-time Consulting Agreements for Members of Management.  On November 3, 2005, VIA NET.WORKS, Inc. (the “Company”) entered into professional services agreements with Ray Walsh, the Company’s current President and Chief Executive Officer, and Matt Nydell, the Company’s current Senior Vice President, General Counsel and Secretary.  The agreements will become effective as of December 1, 2005, replacing the existing employment agreements between the Company and Messrs. Walsh and Nydell, which will terminate as of that date.  The agreements were entered into because the Company requires the continuing services of Messrs. Walsh and Nydell on a part-time basis after the effective date for the purpose of supporting the winding-up and dissolution of the Company in accordance with its previously announced plan of complete liquidation and dissolution.  Messrs. Walsh and Nydell will continue to act in their capacities as officers of the Company and will report to the Chairman of the Board.

The professional services agreements shall be effective for one (1) year from the effective date, unless earlier terminated pursuant to the terms of the agreement.  In addition to customary termination provisions for non-performance, the Company may terminate the agreements for its convenience upon one (1) month written notice at any time after the first six months.  Payment for services under the agreements shall be pursuant to one of more statements of work that may be agreed or modified by the parties from time to time and which shall set forth the basis on which Messrs. Walsh and Nydell shall be paid for their services, such as an hourly or monthly rate or a project fixed fee.  Based on an estimate of approximately 10 hours of work each month, the initial statement of work provides that Messrs. Walsh and Nydell will each be paid £2,000 per month for 6 months plus reimbursement of expenses and continuing health insurance coverage.

The foregoing descriptions of the professional services agreements are qualified in their entirety by the agreements which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

New Board Members with Special Experience in Dissolutions.  The Board of Directors of the Company has named Frederick B. Rosner and Steven R. Schlesinger to the Board of Directors of the Company.  Mr. Rosner is a partner at the law firm of the Jaspan Schlesinger Hoffman LLP in Wilmington, Delaware, and the managing partner of the firm’s Wilmington, Delaware office.  The focus of Mr. Rosner’s practice is debtor’s and creditor’s rights including bankruptcy, secured transactions, general business law and commercial litigation.  Mr. Rosner received his B.A. from Hamilton College and his J.D. degree from Brooklyn Law School.  Mr. Schlesinger is also a partner at the law firm of the Jaspan Schlesinger Hoffman LLP in Wilmington, Delaware, and the managing partner of the firm.  The focus of Mr. Schlesinger’s practice is debtor’s and creditor’s rights including bankruptcy, secured transactions, general business law, election law and commercial litigation.  Mr. Schlesinger received his B.A. from Queens College and his J.D. from Hofstra University School of Law.

Messrs. Rosner’s and Schlesinger’s appointments will be effective as of the filing by the Company of a certificate of dissolution with the Delaware Secretary of State, as described under Item 8.01 below.  There are no arrangements or understandings between either of Mr. Rosner or Mr. Schlesinger and any other persons pursuant to which they were selected as a director.

There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party with which either Mr. Rosner or Mr. Schlesinger, or any member of their respective immediate family, had, or will have, a direct or indirect material interest.

Messrs. Rosner and Schlesinger each have professional experience in the area of the winding-up and dissolution of companies under Delaware law.  They were appointed in anticipation of the resignation of other members of the current Board of Directors after the anticipated filing of the certificate of dissolution (see Item 8.01 below) and completion of certain outstanding items that need the attention of Board members with knowledge of the business sold by the Company on October 20, 2005.  As discussed below under Item 8.01, the Company intends to file a certificate of dissolution on November 4, 2005.

Item 8.01                                             Other Events.

Filing of Certificate of Dissolution.  The Company intends to file a certificate of dissolution with the Delaware Secretary of State as of the close of business on November 4, 2005, in accordance with its previously announced plan of complete liquidation and dissolution.  The Company plans to file an additional report on Form 8-K following the filing to provide an update on the Company’s financial condition and expected distributions.

Closing of Transfer Books – No Further Transfers of Stock.  The Company intends to close its stock transfer books and discontinue recording transfers of its common stock and preferred stock as of the close of business on the date on which the Company files the certificate of dissolution with the Delaware Secretary of State.  After this final record date, the Company will not record any further transfers of its common stock or its preferred stock on the books of the Company except by will, intestate succession, or operation of law.  All distributions from the Company, if any, after the final record date will be made to the Company’s stockholders according to their respective holdings as of the final record date in accordance with the plan of complete liquidation and dissolution.

Item 9.01                                             Financial Statements and Exhibits.

(c) Exhibits.

The Exhibits listed in the accompanying Exhibit Index are filed by reference as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President,
General Counsel & Secretary

November 3, 2005

Exhibit Index

Exhibit No.	Description

10.1	Professional Services Agreement between the Company and Ray Walsh dated November 3, 2005.

10.2	Professional Services Agreement between the Company and Matt Nydell dated November 3, 2005.